Exhibit 99.1

Innovus Pharma Signs Exclusive License and Distribution Agreement with
BroadMed for EjectDelay® in Lebanon

-Innovus Eligible to Receive up to $6.2 Million in Upfront and Sales
Milestone Payments plus Transfer Price

San Diego, Calif., May 25 2016  –  Innovus Pharmaceuticals, Inc. ("Innovus Pharma") (OTCQB Venture Market: INNV), an emerging commercial stage pharmaceutical company that delivers safe, innovative and effective over-the-counter medicine and consumer care products to improve men and women's health and respiratory diseases today announced today that it has entered into an exclusive license and distribution agreement with BroadMed SAL, a Lebanese company (“BroadMed”) under which Innovus Pharma granted to BroadMed an exclusive license to market and sell Innovus product EjectDelay® indicated for treatment of premature ejaculation in Lebanon. Under the agreement, Innovus Pharma is eligible to receive up to $6.2 million dollars in upfront and sales milestone payments plus transfer price.

EjectDelay® is currently commercialized in the US by Innovus and in Canada under the name Uxor™ by Orimed Pharm. In addition, the Company has signed multiple commercial agreements for the product the following countries by Innovus Pharma’s where the product will be registered and market by the following licensees and distributors:  Elis Pharma in Turkey,  Ovation Pharma in Morocco, Tabuk Pharmaceuticals for the rest of the Middle East and North Africa, OZ Biogenics in Myanmar and Vietnam.

Bassam Damaj, President and Chief Executive Officer of Innovus Pharma commented, "We are very happy about this latest commercial partnership collaboration with BroadMed with as this his agreement represents the sixth international commercial partnership for this product. This international partnership also represents the 11th such agreement for the Company and its products and its signing represents another milestone in the Company’s execution of its international growth strategy to make our products commercially available in as many countries as possible. "

EjectDelay® will be the first product to enter this market containing benzocaine. The company is expecting to sell 20,000 to 40,000 units a year in this market once approval is received from the local Ministry of Health.  Approval is expected later this year.

About EjectDelay® and Premature Ejaculation

EjectDelay® is an over-the-counter (“OTC”) U.S. Food and Drug Administration and Health Canada compliant proprietary topical treatment containing the drug benzocaine and indicated for treatment of premature ejaculation.  The drug typically works within minutes of application to the glans of the penis. In clinical trials, the application of benzocaine has been shown to delay premature ejaculation by several minutes.
For more information visit www.ejectdelay.com and www.uxor.ca

Premature ejaculation (“PE”) is the most common sexual dysfunction reported by men but is still under-diagnosed and under-treated.  PE can happen at any age and its prevalence is consistent across all ages.  In an article in The Journal of Sexual Medicine in 2007 Sex Med 2007, D.L. Patrick, D. Rowland and M. Rothman state, “Global studies consistently report that 20-30% of men experience PE worldwide.  This means that PE is experienced at similar rates across the globe.”

About BroadMed Pharma

Based in Lebanon, BroadMed is a privately held Lebanese company that markets and distributes branded generic pharmaceuticals and under-licensed products. The Company operates in 20 countries in the MENA region and has over 200 products on the market.

For more information on BroadMed, go to www.broad-med.com

About Innovus Pharmaceuticals, Inc.

Headquartered in San Diego, Innovus Pharma is an emerging leader in OTC and consumer products for men's and women's health and vitality. The Company generates revenues from its lead products (a) BTH® Testosterone Booster, (b) BTH® Human Growth Agent, (c) Zestra® for female arousal and (d) EjectDelay® for premature ejaculation and has an additional five marketed products in this space, including (e) Sensum+® for the indication of reduced penile sensitivity, (for sales outside the U.S. only), (f) Zestra Glide®, (g)Vesele® for promoting sexual and cognitive health, (i) Androferti® (in the US and Canada) to support overall male reproductive health and sperm quality, (j) BTH Vision Formula, (k) BTH Blood Sugar, among others and eventually FlutiCare™ OTC for Allergic Rhinitis, if its ANDA is approved by the U.S. FDA.

For more information, go to www.innovuspharma.com, www.zestra.com; www.ejectdelay.com; www.myvesele.com; www.sensumplus.com; www.myandroferti.com; www.beyondhumantestosterone.com; www.getbeyondhuman.com; www.trybeyondhuman.com.

Innovus Pharma's Forward-Looking Safe Harbor:

Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, receiving patent protection for any of its products, to receive approval or meet the requirements of any relevant regulatory authority, to successfully commercialize such products and to achieve its other development, commercialization and financial goals, whether we and our distributors will continue to successfully market and sell our products.. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company

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Contact:
Brokers and Analysts
Kevin Holmes
Chesapeake Group
410-825-3930
info@chesapeakegp.com